AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger ("Agreement") between eCom.com, Inc., a Nevada corporation ("eCom Nevada" or "Surviving Corporation") and eCom.com, Inc., a Colorado corporation ("eCom Colorado"), the two corporations acting by their respective boards of directors and sometimes collectively referred to as the "Constituent Corporations," is entered into this 5th day of June, 2000 in Vancouver, British Columbia.

WHEREAS, eCom Nevada is a corporation organized and existing under the laws of the State of Nevada, having been incorporated on May 31, 2000, with its principal business office to be located at 650 West Georgia Street, Suite 315, Vancouver, British
Columbia V6B 4N7;

WHEREAS, the authorized capital stock of eCom Nevada is One Hundred Ninety Million (190,000,000) shares of common stock, par value of One Tenth of One Cent ($0.001) per share, none of which have been issued, and Ten Million (10,000,000) shares of preferred stock, par value of One Tenth of One Cent ($0.001) per share, none of which has been issued;

WHEREAS, Nevada Revised Statutes 92A.190 confers upon eCom Nevada the power to merge with a foreign corporation, and Nevada Revised Statutes 92A.250 confers upon eCom Nevada the right to issue its own shares in exchange for shares of any corporation to be merged into eCom Nevada;

WHEREAS, eCom Colorado is a corporation organized and existing under the laws of the State of Colorado, having been originally incorporated on October 3, 1978 as Caribou Energy, Inc. (on October 1, 1994, the Articles of Incorporation were amended to change the name of the corporation to E.T. Capital, Inc.; on October 15, 1999, the Articles of Incorporation were amended to change the name of the corporation to eCom.com, Inc.);

WHEREAS, the authorized capital stock of eCom Colorado consists of Ten Billion (10,000,000,000) shares of common stock, par value of One Cent ($0.01) per share, of which Twenty-Four Million Five Hundred Ninety-Five Thousand Seven Hundred Thirty Nine (24,595,739) shares are presently issued and outstanding.
Section 7-111-107 of the Colorado Revised Statutes provides that a foreign corporation and a domestic corporation may be merged and the foreign corporation can be the surviving entity.

WHEREAS, the respective boards of directors of eCom Nevada and eCom Colorado deem it desirable and in the best interests of the corporations and their stockholders that the corporations enter into this Agreement and merge pursuant to the terms and conditions contained herein and for the sole purpose of redomiciling the corporation into the State of Nevada; and

WHEREAS, in order to consummate this merger and in consideration of the mutual benefits to be derived and the mutual agreements contained herein, eCom Nevada and eCom Colorado approve and adopt this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual agreements, provisions and covenants herein contained, it is agreed by and between the parties that, in accordance with the provisions of the laws of the State of Nevada, eCom Nevada and eCom Colorado shall be, and they are, as of the merger date (as defined in Article I, Section 2 hereafter) merged into a single surviving corporation, which shall be and is eCom Nevada, one of the Constituent Corporations, which shall continue its corporate existence and remain a Nevada corporation governed by the laws of that state, all on the terms and conditions set forth as follows:

                              ARTICLE I
                               MERGER

1.  Shareholder Approval.

At the annual meeting of the shareholders held on October
29, 1998, the shareholders of eCom Colorado approved and adopted, pursuant to and in accordance with the applicable provisions of the laws of the State of Nevada and the State of Colorado, the redomicile of eCom Colorado to the State of Nevada pursuant to an agreement and plan of merger.

2.  Filings After Shareholder Approval.

Under Section 7-111-106 of the Colorado Revised Statutes, eCom Colorado will cease to exist and eCom Nevada will possesses all the powers and property formerly possessed by eCom Colorado upon filing of the following (with the agency noted):

(a) Colorado Secretary of State: Executed Articles of Merger setting forth the following: (a) the plan of merger; (b) a statement as to the number of votes cast for the merger; (c) an agreement that eCom Colorado will promptly pay to the dissenting shareholders of eCom Colorado the amount, if any, to which they shall be entitled under provisions of the Colorado Revised Statutes with respect to the rights of dissenting shareholders; and (d) an agreement that eCom Colorado may be served with process in Colorado, and an irrevocable appointment of the Colorado Secretary of State as its agent to accept service of process, in any proceeding based upon any cause of action against eCom Colorado arising in Colorado prior to the issuance of the Certificate of Merger by the Colorado Secretary of State, and in any proceeding for the enforcement of the rights of a dissenting shareholder of eCom Colorado against the Surviving Corporation.

(b) Nevada Secretary of State: Executed Articles of Merger, as required by Nevada Revised Statutes 92A.200, and take such other and future actions as may be required by Nevada law to make the merger effective.

The merger of eCom Colorado into eCom Nevada shall become effective upon the filing of the Articles of Merger with the Nevada Secretary of State ("Merger Date").

3.  Effect of Merger.

eCom Nevada shall succeed to, without other transfer, and shall possess and enjoy all rights, privileges, powers and franchises as well of a public as of a private nature, and be subject to all restrictions, disabilities and duties of each of two Constituent Corporations, and all and singular, the rights, privileges, powers and franchises of each of corporations, and all property, real, personal and mixed, and all debts to either of Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be as effectually property of the Surviving Corporation as they were of Constituent Corporations, provided, that all rights of creditors and all liens on any property of each of Constituent Corporations shall be preserved unimpaired, limited to property affected by the liens at time of merger, and all debts, liabilities and duties of Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if debts, liabilities and duties had been incurred or contracted by it. If at any time the Surviving Corporation shall deem or be advised that any further assignments or assurances in law or things are necessary or desirable to vest, or to perfect or confirm, of record or otherwise, in the Surviving Corporation the title to any property acquired or to be acquired by reason of or as a result of merger provided for by this agreement, proper officers and directors of each of Constituent Corporations shall execute and deliver all proper deeds, assignments and assurances in law and do all things necessary or proper to vest, perfect or confirm title to property in the Surviving Corporation and otherwise to carry out the purpose of this Agreement.

                              ARTICLE II
               NAME AND CONTINUED CORPORATE EXISTENCE
                      OF SURVIVING CORPORATION

The corporate name of eCom Nevada, the Constituent Corporation whose corporate existence is to survive this merger and continue thereafter as the Surviving Corporation, and its identity, existence, purposes, powers, objects, franchises, rights and immunities shall continue unaffected and unimpaired by the merger, and the corporate identity, existence, purposes, powers, objects, franchises, rights and immunities of eCom Colorado shall be wholly merged into eCom Nevada. Accordingly, on the Merger Date the separate existence of eCom Colorado, except insofar as continued by statute, shall cease.

                               ARTICLE III
                              GOVERNING LAW
                      CERTIFICATE OF INCORPORATION

As stated, the laws of State of Nevada shall govern the Surviving Corporation. From and after the Merger Date, the certificate of incorporation of eCom Nevada attached as Appendix A (which Appendix A represents the certificate of incorporation of eCom Nevada filed in the office of the Secretary of State of the State of Nevada on May 31, 2000) shall be and become the certificate of incorporation of the Surviving Corporation. In addition to the powers conferred upon it by law, the Surviving Corporation shall have the powers set forth in Appendix A and be governed by those provisions. From and after the Merger Date, and until further amended as provided by law, Appendix A may be certified, separate and apart from this agreement, as the certificate of incorporation of the Surviving Corporation.

                                 ARTICLE IV
                    BYLAWS OF SURVIVING CORPORATION

From and after the Merger Date the present bylaws of eCom Nevada shall be and become the bylaws of the Surviving Corporation until they shall be altered, amended or repealed, or until new bylaws shall be adopted, in accordance with the provisions of law, the bylaws and the certificate of incorporation of the Surviving Corporation.

                                 ARTICLE V
                         DIRECTORS AND OFFICERS

1.  Directors.

The number of directors of the Surviving Corporation, who shall hold office until their successors have been duly elected and shall have qualified, or as otherwise provided in the certificate of incorporation of eCom Nevada or its Bylaws, shall be four (4) until changed by action of the Board of Directors of the Surviving Corporation pursuant to its bylaws; and the respective names of the first directors of the Surviving
Corporation are as follows:

Sidney B. Fowlds
John Johnston
Anthony V. Feimann
Robert M. Miller

If, on or after the Merger Date, a vacancy shall for any reason exist in the Board of Directors of the Surviving Corporation, or in any of the offices, the vacancy shall be filled in the manner provided in the certificate of incorporation of eCom Nevada or in its bylaws.

2.  Annual Meeting.

The first annual meeting of the shareholders of the Surviving Corporation after the Merger Date shall be the annual meeting provided by the bylaws of eCom Nevada for the year 2000.

3.  Officers.

The first officers of the Surviving Corporation, who shall hold office until their successors have been elected or appointed and shall have qualified, or as otherwise provided in its bylaws, are as follows:

Sidney B. Fowlds, President
John Johnston, Vice President
Anthony V. Feimann, Secretary/Treasurer

                                ARTICLE VI
               CAPITAL STOCK OF SURVIVING CORPORATION

The capitalization of the Surviving Corporation upon the Merger
Date shall be as set forth in the certificate of incorporation of eCom Nevada.

                                ARTICLE VII
                    CONVERSION OF SHARES ON MERGER

Each of the shares of common stock, par value of One Cent ($0.01) per share, of eCom Colorado outstanding on the Merger Date ("eCom Colorado Stock"), and all rights shall upon the Merger Date be converted into one share of common stock, par value One Tenth of One Cent ($0.001) per share of eCom Nevada ("eCom Nevada Stock"). At any time and from time to time after the Merger Date, each holder of an outstanding certificate or certificates representing shares of eCom Colorado Stock shall be entitled, upon the surrender of the certificate or certificates at the office of an transfer agent of eCom Nevada to be designated by the Board of Directors of eCom Nevada to receive in exchange a certificate or certificates representing the number of shares of eCom Nevada Stock into which the shares of eCom Colorado Stock represented by the certificate or certificates surrendered shall have been converted. No dividend shall be paid by eCom Nevada to the holders of outstanding certificates expressed to represent shares of eCom Colorado Stock, but, upon surrender and exchange as provided, there shall be paid to the record holder of the certificate or certificates for eCom Nevada Stock issued in exchange therefor an amount with respect to each such share of eCom Nevada Stock equal to all dividends which shall have been paid or become payable to holders of record of eCom Nevada Stock between the Merger Date and the date of exchange.

                            ARTICLE VIII
                      ASSETS AND LIABILITIES

On the Merger Date, all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other choses in action, and all and every other interest of or belonging to either of Constituent Corporations shall be taken by and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and all property and every other interest shall be as effectually the property of the Surviving Corporation as it was of the respective Constituent Corporations, and the title to any real estate or any interest, whether vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the merger; provided, however, that all rights of creditors and all liens upon the property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities, obligations and duties of the respective Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if the debts, liabilities, obligations and duties had been incurred or contracted by it. Any action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the merger had not taken place, or the Surviving Corporation may be submitted in place of either of the Constituent Corporations. The parties respectively agree that from time to time, when requested by the Surviving Corporation or by its successors or assigns, they will execute and deliver or cause to be executed and delivered all deeds and instruments, and will take or cause to be taken all further or other action, as the Surviving Corporation may deem necessary or desirable in order to vest in and confirm to the Surviving Corporation or its successors or assigns title to and possession of all the property and rights and otherwise carry out the intent and purposes of this Agreement.

                             ARTICLE IX
         CONDUCT OF BUSINESS BY CONSTITUENT CORPORATIONS

Prior to the Merger Date, eCom Colorado shall conduct its business in its usual and ordinary manner, and shall not enter into any transaction other than in the usual and ordinary course of such business except as provided. Without limiting the generality of the above, eCom Colorado shall not, except as otherwise consented to in writing by eCom Nevada or as otherwise provided in this agreement:

1. Issue or sell any shares of its capital stock in addition to those outstanding on this date, except shares issued pursuant to rights or options outstanding at that date;

2. Issue rights to subscribe to or options to purchase any shares of its stock in addition to those outstanding on this date;

3.  Amend its certificate of incorporation or its bylaws;

4.  Issue or contract to issue funded debt;

5. Declare or pay any dividend or make any other distribution upon or with respect to its capital stock.

6. Repurchase any of its outstanding stock or by any other means transfer any of its funds to its shareholders either selectively or rateably, in return for value or otherwise, except as salary or other compensation in the ordinary or normal course of business;

7. Undertake or incur any obligations or liabilities except current obligations or liabilities in the ordinary course of business and except for liabilities for fees and expenses in connection with the negotiation and consummation of the merger in amounts to be determined after the Merger Date;

8. Mortgage, pledge, subject to lien or otherwise encumber any realty or any tangible or intangible personal property;

9. Sell, assign or otherwise transfer any tangible assets of whatever kind, or cancel any claims, except in the ordinary course of business;

10. Sell, assign, or otherwise transfer any trademark, trade name, patent or other intangible asset;

11. Default in performance of any material provision of any material contract or other obligation;

12.  Waive any right of any substantial value; or

13. Purchase or otherwise acquire any equity or debt security of another corporation except to realize on an otherwise worthless debt.

                                ARTICLE X
            WARRANTIES OF THE CONSTITUENT CORPORATIONS

1.  Representations and Warranties of eCom Colorado.

eCom Colorado covenants, represents and warrants to eCom Nevada that:

a. It is on the date of this Agreement, and will be on the Merger Date, (a) a corporation duly organized and existing and in good standing under the laws of the jurisdiction of the State of Colorado, (b) duly authorized under its articles, and under applicable laws, to engage in the business carried on by it, and
(c) it is fully qualified to do business in the State of Colorado;

b. All federal, state and local tax returns required to be filed by it on or before the Merger Date will have been filed, and all taxes shown to be required to be paid on or before the Merger Date will have been paid;

c. It will use its best efforts to collect the accounts receivable owned by it on or prior to the Merger Date and will follow its past practices in connection with the extension of any credit prior to the Merger Date;

d. All fixed assets owned by it and employed in its business are of the type, kind and condition appropriate for its business and will be operated in the ordinary course of business until the Merger Date;

e.  All leases now held by it are now and will be on the Merger
Date in good standing and not voidable or void by reason of any default whatsoever;

f. During the period between January 1, 2000, and the date of this Agreement, except as disclosed in writing to eCom Nevada, it has not taken any action, or suffered any conditions to exist, to any material or substantial extent in the aggregate, which it has agreed in Article IX or this Article X of this Agreement not to take or to permit to exist during the period between the date of this agreement and the Merger Date;

g. It has not been represented by any broker in connection with the transaction contemplated, except as it has advised eCom
Nevada in writing; and

h. Its Board of Directors has, subject to the authorization and approval of its stockholders, authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

i. eCom Colorado, in addition to other action which is has covenanted, represented, and warranted to eCom Nevada that it shall take, shall also:

(1) Use its best efforts to preserve its business organization intact, to keep available to eCom Nevada the present officers and employees of eCom Colorado, and to preserve for eCom Nevada the relationships of eCom Colorado with suppliers and customers and others having business relations with eCom Colorado; and

(2) Not increase the compensation, wages, or other benefits payable to its officers or employees, other than increases which eCom Nevada has approved in writing.

2.  Representations and Warranties of eCom Nevada.

eCom Nevada covenants, represents and warrants to eCom Colorado that:

a. eCom Nevada is a corporation duly organized and existing and in good standing under the laws of the State of Nevada and has the corporate power to own its properties and to carry on its business as now being conducted; and

b. Its Board of Directors has, subject to the authorization and approval of its stockholders, authorized and approved the execution and delivery of this Agreement, and the performance of the transactions contemplated by this Agreement.

                               ARTICLE XI
                        CONSUMMATION OF MERGER

If the merger contemplated is completed, all expenses incurred in consummating the plan of merger shall, except as otherwise agreed in writing between the Constituent Corporations, be borne by eCom Nevada. If the merger is not completed, each of the Constituent Corporations shall be liable for, and shall pay, the expenses incurred by it.

Notwithstanding shareholder authorization and at any time prior to the filing, the filing and recording of this agreement may be deferred from time to time by mutual consent of the respective boards of directors of each of the Constituent Corporations, and, to the extent provided in (a), (b), (c) and (d) below, the merger may be abandoned:

1. By the mutual consent of the respective Boards of Directors of each of the Constituent Corporations;

2.  At the election of the Board of Directors of eCom Nevada, if
(a) demands by shareholders for appraisal of their shares of eCom Colorado Stock have been received from the holders of twenty-five percent (25%) or more of the outstanding shares, or (b) in the judgment of the Board any judgment is rendered relating to any legal proceeding not commenced and the existence of the judgment will or may materially affect the rights of either Constituent Corporation to sell, convey, transfer or assign any of its assets or materially interfere with the operation of its business, renders the merger impracticable, undesirable or not in the best interests of its shareholders;

3. By the Board of Directors of eCom Nevada if there shall not have been submitted to eCom Nevada the opinion of counsel for eCom Colorado, in form and substance satisfactory to eCom Nevada, to the effect that (1) eCom Colorado is a validly organized and duly existing corporation, (2) this Agreement has been duly authorized by, and is binding upon, eCom Colorado in accordance with its terms, and (3) all the properties, estate, rights, privileges, powers and franchises of eCom Colorado and all debts due to eCom Colorado shall be transferred to and vested in eCom Nevada, as the Surviving Corporation, without further act or deed, subject only to any legal requirements for recording or filing any instruments of conveyance, assignment or transfer, the giving of notice of any such conveyance, assignment or transfer, consents of third parties and governmental authorities to assignment of any contract or lease, and other specified exceptions acceptable to eCom Nevada;

4. At the election of the Board of Directors of eCom Colorado if there shall not have been submitted to eCom Colorado the opinion of counsel for eCom Nevada, in form and substance satisfactory to eCom Colorado, to the effect that (1) eCom Nevada is a validly organized and duly existing corporation, (2) this Agreement has been duly authorized by, and is binding upon, eCom Nevada in accordance with its terms, (3) when Articles of Merger shall have been filed as provided in this Agreement, the merger will become effective and all liabilities and obligations of eCom Colorado will become the liabilities and obligations of eCom Nevada, as the surviving corporation, fully and without any further action by either Constituent Corporation, (4) the eCom Colorado Stock will be converted into eCom Nevada Stock, (5) the eCom Nevada Stock into which the eCom Colorado Stock will be converted as provided herein will be legally and validly authorized, exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended, ("Act'), provided by
Section 3(a)(10) thereof, exempt from the registration requirements of Nevada Revised Statutes 90.460, as amended, provided by Nevada Revised Statutes 90.530(11), and may be issued without a restrictive legend pursuant to Rule 145(a)(2) under the Act if the shares of eCom Colorado are otherwise unrestricted, and (6) when issued will be validly issued, fully paid and nonassessable stock of the surviving corporation;

5.  At the election of the Board of Directors of either
Constituent Corporation if:

a.  The warranties and representations of the other Constituent
Corporation contained in this Agreement shall not be substantially accurate in all material respects on and as of the date of election; or the covenants contained of the other
Constituent Corporation shall not have been performed or satisfied in all material respects;

b. Prior to the merger (1) there shall have been filed in any court or agency having jurisdiction a complaint or other proceeding seeking to restrain or enjoin the merger contemplated hereby, or (2) there shall have been presented to eCom Colorado or eCom Nevada or any director or officer of either of them any process, demand or request which, in the opinion of counsel for either Constituent Corporation, offers reasonable ground to believe that a complaint or bill in equity may be forthcoming which, if successful, would restrain, enjoin or dissolve the merger, and if, in either case, such Board of Directors determines that abandonment and cancellation of this Agreement is advisable in the best interests of the Constituent Corporations, their shareholders, employees and customers;

d. If the Merger Date shall not have occurred by July 1, 2000, then, at the option of the Board of Directors of ABC it may be deferred to a date on or after August 1, 1999. If the Merger Date shall not have occurred by September 1, 1999, then, at the option of the Board of Directors of either Constituent Corporation the merger may be abandoned. In the event of the abandonment of the merger pursuant to the foregoing provisions, this Agreement shall become void and have no effect, without any liability on the part of either of the Constituent Corporations or its shareholders or directors or officers in respect of this merger except the obligation of each Constituent Corporation to pay its own expenses as provided in this Article XI.

                            ARTICLE XII
                          RESIDENT AGENT

The respective names of the county and the city within the county in which the principal office of the surviving corporation is to be located in the State of Nevada, the street and number of this office, the name of the registered agent will, as of the Merger Date, be as set forth in Article Second of the Articles of Incorporation of the Surviving Corporation.

                            ARTICLE XIII
             RIGHT TO AMEND ARTICLES OF INCORPORATION

The Surviving Corporation reserves the right to amend, alter, change or repeal its Articles of Incorporation in the manner now or later prescribed by statute or otherwise authorized by law; and all rights and powers conferred in the certificate of incorporation on shareholders, directors or officers of eCom Nevada, or any other person, are subject to this reserved power.

                             ARTICLE XIV
                            MISCELLANEOUS

1.  Access to Books and Records.

To enable eCom Nevada to coordinate the activities of eCom Colorado into those of eCom Nevada on and after the Merger Date, eCom Colorado shall, before the Merger Date, afford to the officers and authorized representatives of eCom Nevada free and full access to the plants, properties, books and records of eCom Colorado, and the officers of eCom Colorado will furnish eCom Nevada with financial and operating data and other information as to the business and properties of eCom Colorado as eCom Nevada shall from time to time reasonably request. eCom Nevada shall, before the Merger Date, afford to the officers and authorized representatives of eCom Colorado such access, and eCom Nevada's officers will furnish such data and information to eCom Colorado, as may be reasonably required by eCom Colorado for the preparation of its proxy statement in connection with the meeting of shareholders to be called pursuant to section 1 of Article I of this Agreement. eCom Nevada and eCom Colorado agree that, unless and until the merger contemplated by this Agreement has been consummated, eCom Nevada and eCom Colorado and their officers and representatives will hold in strict confidence all data and information obtained from one another as long as it is not in the public domain, and if the merger provided for is not consummated as contemplated, eCom Nevada and eCom Colorado will each return to the other party all data as the other party may reasonably request.

2.  Rights Cumulative; Waivers.

The rights of each of the parties under this Agreement are cumulative. The rights of each of the parties hereunder shall not be capable of being waived or varied other than by an express waiver or variation in writing. Any failure to exercise or any delay in exercising any of such rights shall not operate as a waiver or variation of that or any other such right. Any defective or partial exercise of any of such rights shall not preclude any other or further exercise of that or any other such right. No act or course of conduct or negotiation on the part of any party shall in any way preclude such party from exercising any such right or constitute a suspension or any variation of any such right.

3.  Benefit; Successors Bound.

This Agreement and the terms, covenants, conditions, provisions, obligations, undertakings, rights, and benefits hereof, shall be binding upon, and shall inure to the benefit of, the undersigned parties and their heirs, executors, administrators, representatives, successors, and permitted assigns.

4.  Entire Agreement.

This Agreement contains the entire agreement between the parties with respect to the subject matter hereof. There are no promises, agreements, conditions, undertakings, understandings, warranties, covenants or representations, oral or written, express or implied, between them with respect to this Agreement or the matters described in this Agreement, except as set forth in this Agreement. Any such negotiations, promises, or understandings shall not be used to interpret or constitute this Agreement.

5.  Assignment.

Neither this Agreement nor any other benefit to accrue hereunder shall be assigned or transferred by either party, either in whole or in part, without the written consent of the other party, and any purported assignment in violation hereof shall be void.

6.  Amendment.

This Agreement may be amended only by an instrument in writing executed by all the parties hereto.

7.  Severability.

Each part of this Agreement is intended to be severable. In the event that any provision of this Agreement is found by any court or other authority of competent jurisdiction to be illegal or unenforceable, such provision shall be severed or modified to the extent necessary to render it enforceable and as so severed or modified, this Agreement shall continue in full force and effect.

8.  Section Headings.

The Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.  Construction.

Unless the context otherwise requires, when used herein, the singular shall be deemed to include the plural, the plural shall be deemed to include each of the singular, and pronouns of one or no gender shall be deemed to include the equivalent pronoun of the other or no gender.

10.  Further Assurances.

In addition to the instruments and documents to be made, executed and delivered pursuant to this Agreement, the parties hereto agree to make, execute and deliver or cause to be made, executed and delivered, to the requesting party such other instruments and to take such other actions as the requesting party may reasonably require to carry out the terms of this Agreement and the transactions contemplated hereby.

11.  Notices.

Any notice which is required or desired under this Agreement shall be given in writing and may be sent by personal delivery or by mail (either a. United States mail, postage prepaid, or b.
Federal Express or similar generally recognized overnight carrier), addressed as provided by each of the Constituent
Corporations.

12.  Governing Law.

This Agreement shall be construed and enforced under, in accordance with, and governed by, the laws of the State of Nevada.

13.  Consents.

The person signing this Agreement on behalf of each party hereby represents and warrants that he has the necessary power, consent and authority to execute and deliver this Agreement on behalf of such party.

14.  Termination of Agreement.

This Agreement shall terminate on the Effective Date unless all actions required under this Agreement have not been fully performed.

15.  Survival of Provisions.

The representations and warranties contained in Article X of this agreement and any liability of one Constituent Corporation to the other for any default under the provisions of Articles IX or X of this agreement, shall expire with, and be terminated and extinguished by, the merger under this agreement on the Merger Date.

16.  Execution in Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

                                        eCom Colorado:
                                        By: /s/  Sidney B. Fowlds
                                        Sidney B. Fowlds, President

                                        eCom Nevada:
                                        By: /s/  Sidney B. Fowlds
                                        Sidney B. Fowlds, President